SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-Q

EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
         (dollars in thousands - except per share)

                                                                    Three Months
                                                                   Ended March 31
                                                                  1995         1994

Common and common equivalent:
  Average shares outstanding                                   58,589,048    56,665,688
  Dilutive stock options-based on the treasury stock
    method using the average market price                         499,379       550,283

  Shares used                                                  59,088,427    57,215,971

Net income applicable to Common Stock                          $   42,225    $   53,113

    Per share amount                                           $     0.71    $     0.93

Assuming full dilution:
  Average shares outstanding                                   58,589,048    56,665,688
  Dilutive stock options-based on the treasury stock
    method using the period end market price, if
      higher
    than the average market price                                 552,994       581,774

Shares used                                                    59,142,042    57,247,462


Net income applicable to Common Stock                          $   42,225    $   53,113

    Per share amount                                           $     0.71    $     0.93


    The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.